Exhibit 23.2



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



     I consent to the incorporation of my report dated March 25, 2005 on the financial statements of Global Aircraft Solutions as of December 31, 2004 and 2003 and for the two years then ended, which is included in this Form SB-2/A dated October 28, 2005 of Global Aircraft Solutions and to the reference to my Firm under the caption "Financial Statements" in the Form SB-2/A.

     I consent to the incorporation of my report dated November 23, 2004 on the financial statements of World Jet Corporation as of December 31, 2003 and 2002 and for the two years then ended, which is included in this Form SB-2/A dated October 28, 2005 of Global Aircraft Solutions.


Larry O'Donnell, CPA, P.C.

October 28, 2005
Aurora, Colorado